EXHIBIT 23(i)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (No. 33-8643), Form S-8 (Nos. 333-152049, 333-126520, 333-161367, 333-181429, and 333-211822) and Form S-3 (No. 333-213104) of Anadarko Petroleum Corporation, including any amendments there to, of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the annual report on Form 10-K of Anadarko Petroleum Corporation for the year ended December 31, 2016.

/s/ KPMG LLP

Houston, Texas
February 17, 2017